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                                                                    EXHIBIT 21.1
                                  SUBSIDIARIES
                                       OF
                         CRUM & FORSTER HOLDINGS CORP.

Crum & Forster Holding Inc.
  United States Fire Insurance Company
     Crum & Forster Specialty Insurance Company
     Zenith National Insurance Corporation (17.7%)
     TRG Holding Corporation (5.15%)
  The North River Insurance Company
     Sen-Tech International Holdings, Inc.
       Excelsior Claims Administrators, Inc.
       Seneca Insurance Company, Inc.
          Seneca Risk Services, Inc.
          Seneca Specialty Insurance Company
       Zenith National Insurance Corporation (0.1%)
       ORC Asia Ltd. (20.25%)
     Crum and Forster Insurance Company
     Crum & Forster Underwriters Co. of Ohio
     Crum & Forster Indemnity Company
     Crum & Forster Custom Securities, Inc.